UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2012

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Morgans Hotel Group Co. (the “Company”) issued a joint press release on August 6, 2012 with MGM Resorts International (“MGM Resorts”) announcing a partnership to introduce Delano Las Vegas, an all-suite hotel at Mandalay Bay. After completing a property update, MGM Resorts will convert THEhotel to Delano Las Vegas, which is expected to be completed in late 2013. The conversion of THEhotel to Delano Las Vegas will be funded by MGM Resorts.

Delano Las Vegas will be managed by MGM Resorts pursuant to a 10-year licensing agreement, with two 5-year extensions at the Company’s option, subject to performance thresholds. The Company will earn a base fee, subject to increase based on the Company’s development and brand expansion. Additionally, the Company can earn an incentive fee based on Delano Las Vegas’ revenue per available room penetration in its competitive set.

The Company will also acquire the leasehold interests in three restaurants at Mandalay Bay from an existing tenant for $15.0 million in cash at closing and $1.5 million annually to be paid over seven years. The venues will be reconcepted and managed by The Light Group, the Company’s 90% owned subsidiary. The three restaurants will be operated pursuant to 10-year operating leases with MGM Resorts, pursuant to which the Company will pay minimum annual lease payments and a percentage rent based on cash flow.

In addition, The Light Group will manage a yet to be announced nightclub at Mandalay Bay to be owned by a venture that includes The Yucaipa Companies, an equity holder in the Company, and Andrew Sasson, a member of the Company’s Board of Directors.

Item 9.01. Financial Statements and Exhibits.

The exhibit contained in this current report on Form 8-K shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated August 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: August 6, 2012	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated August 6, 2012